Exhibit 99.2


        Report of Ernst & Young LLP, Independent Auditors, on Schedule I

We have audited the consolidated financial statements of TFC Enterprises, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report dated February 12, 1998. Our audits also included the financial statement schedule listed in Item 14(a) of this Form 10-K. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Washington, D.C.
February 12, 1998

                Schedule I- Financial Information of Registrant
                             TFC Enterprises, Inc.

Balance Sheets

                                                                        December 31
                                                                  -----------------------
(dollars in thousands)                                              1997           1996
                                                                  --------       --------
Assets

Due from subsidiaries                                               $21,967        $25,320
Intangible assets, net                                               12,070         13,161
Other assets                                                            148            165
                                                                 ----------      ---------
  Total assets                                                     $ 34,185       $ 38,646
                                                                 ==========       ========

Liabilities and shareholders' equity
Liabilities:

Deficit in subsidiaries                                             $ 1,644       $  4,100
Accounts payable and accrued expenses                                    31            203
Income taxes payable                                                    506          3,579
Deferred income taxes                                                   924            902
                                                                 ----------    ----------
  Total liabilities                                                   3,105          8,784

Shareholders' equity:
Preferred stock, $.01 per value, 1,000,000 shares
  authorized; none outstanding                                            -              -
Common stock, $.01 par value, 40,000,000 shares
  authorized and 11,290,308 shares outstanding in 1997 and 1996          49             49
Additional paid-in capital                                           55,844         55,333
Retained deficit                                                    (24,813)       (25,520)
                                                                   --------       --------
  Total shareholders' equity                                        31,080          29,862
                                                                 ----------      ---------
  Total liabilities and shareholders' equity                      $ 34,185        $ 38,646
                                                                  =========       ========

                Schedule I- Financial Information of Registrant
                             TFC Enterprises, Inc.

Statements of Operations

                                          Years ended December 31
                                         -------------------------
(in thousands)                           1997      1996       1995
                                         ----      -----      ----
Net interest revenue:
  Interest revenue                      $ 346     $2,132      $3,404
  Interest expense                         -          -           30
                                     --------   --------   ---------
Net interest revenue                      346      2,132       3,374
Other revenue:
  Equity in net income (loss)
    of subsidiaries                    1,945      (7,667)     (7,241)
                                      -------     -------   --------
Total other revenue                    1,945      (7,667)     (7,241)

Operating expenses:
  Amortization of intangible assets    1,091       1,091       1,091
  Other                                  143         483         704
                                      -------    -------      ------
Total operating expense                1,234       1,574       1,795
                                       ------     ------      ------





Income (loss) before income taxes       1,057    (7,109)      (5,662)
Provision for income taxes                350       487          799
                                     --------   --------      -------
Net income (loss)                    $    707   $(7,596)     $(6,461)
                                     ========   ========     ========

                Schedule I- Financial Information of Registrant
                             TFC Enterprises, Inc.

Statements of Cash Flows

                                                                                     Years ended December 31
                                                                                 ----------------------------------
(in thousands)                                                                   1997           1996           1995
                                                                                 ----           ----           ----
Operating activities
Net income (loss)                                                             $   707       $ (7,596)       $ (6,461)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Equity in net (income) loss of subsidiaries                                (1,945)         7,667           7,241
    Amortization of intangible assets                                           1,091          1,091           1,091
    Provision for (benefit from) deferred income taxes                             22           (108)           (108)
    Amortization of deferred charges                                                -              -              47
    Changes in operating assets and liabilities:
    Decrease (increase) in other assets                                            17             50            (80)
    Decrease (increase) in due from subsidiaries                                3,353         (2,455)        (1,831)
    (Decrease) increase in accounts payable and accrued
       liabilities                                                               (172)           744             43
    Increase (decrease) in income taxes payable                                (3,073)           595           (105)
                                                                              -------        --------        --------
Net cash used in operating activities                                               -           (12)           (163)

Financing activities

Proceeds from stock options exercised                                               -            12              20
                                                                               ------          ----         -------
Net cash provided by financing activities                                           -            12              20

Decrease in cash                                                                    -             -            (143)
Cash at beginning of year                                                           -             -             143
                                                                               ------         ------        -------
Cash balance at end of year                                                   $     -        $    -         $    -
                                                                              =======        =======        =======

Noncash transactions:
Issuance of stock warrants                                                    $   511        $   423        $    -
Deferred compensation terminated and transferred to paid-in capital                 -            619             -
Conversion of due from subsidiaries to
   equity in subsidiaries                                                           -              -         20,000






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